Exhibit 10.13

Execution Copy

HOME POINT CAPITAL LP

2015 OPTION PLAN

ARTICLE I

General

1.1          Purpose.

(a)          The Home Point Capital LP 2015 Option Plan (as the same may hereafter be modified, amended and/or amended and restated, as the case may be, from time to time in accordance with its terms, this “Plan”) is designed to provide certain key persons, on whose initiative and efforts the successful conduct of the business of Home Point Capital LP (the “Company”), the general partner of the Company (the “General Partner”) and the Company’s and the General Partner’s direct and indirect subsidiaries (collectively, the “Company Group”) depend and who are responsible for the management, growth and protection of the business of the Company Group, with incentives to: (a) enter into and/or remain in the service of the Company Group, (b) acquire a proprietary interest in the success of the Company Group, (c) maximize their performance and (d) enhance the long-term performance of the Company Group.

1.2          Administration.

(a)          Administration. This Plan shall be administered by the General Partner acting through its Board of Managers (the “Board”) or a committee of the Board designated by the Board to act on the Board’s behalf for purposes of administering this Plan. The term “Administrator” shall refer to the Board or any such committee designated to administer this Plan.

(b)          Administrator’s Authority. Subject to the terms of this Plan and any applicable Option Agreement (as defined below), the Administrator shall have full authority to administer this Plan, including the authority to interpret and construe this Plan or any provision hereof and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and impose, incidental to an award of Options, conditions with respect to any such award. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive on the Company and each grantee. In addition to, but without limiting the foregoing, subject to the terms of this Plan, the Administrator shall have the authority to (i) exercise all of the powers granted to it under this Plan, (ii) construe, interpret and implement this Plan and any Option Agreements, (iii) prescribe, amend and rescind rules and regulations relating to this Plan, including rules governing its own operations, (iv) make all determinations necessary or advisable in administering this Plan and the Option Agreements, (v) correct any defect, supply any omission and reconcile any inconsistency in this Plan or any Option Agreement and (vi) amend this Plan to reflect changes in applicable law.

(c)          Administrator Action. Actions of the Administrator shall be taken in accordance with the terms of the amended and restated limited partnership agreement of the Company (the “LP Agreement”) and the amended and restated limited liability company agreement of the General Partner (the “GP LLC Agreement”). To the extent permitted by the LP Agreement, the GP LLC Agreement and applicable law, any action may be taken by a written instrument signed by the Administrator’s required members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.

(d)          Determinations Final. The determination of the Administrator on all matters relating to this Plan or any Option Agreement shall be final, binding and conclusive.

(e)          Limit on Administrator Liability. No member of the Administrator shall be liable for any action or determination made in good faith with respect to this Plan or any Option Agreement or Option hereunder or thereunder.

(f)           Third Party Advice. In administering this Plan, the Administrator may employ accountants and counsel (who may be the Company’s auditors and outside counsel) and other persons to assist or render advice to it, all at the expense of the Company.

1.3          Persons Eligible for Options. Awards of Options may be made to employees of the Company Group (including prospective employees, which Option grants shall be conditioned on the prospective employees actually becoming employees), independent directors and managers of the Company Group and consultants and other independent contractors to the Company Group (collectively, “key persons”).

1.4          Common Units Available for Options.

(a)          Aggregate Number Available. Options may be issued under this Plan that are exercisable into Common Units (as defined in the LP Agreement) of the Company. The aggregate number of Common Units reserved for Options under this Plan shall be 3,750,000, subject to adjustment by the Administrator in accordance with the LP Agreement and this Plan provided, that if, on the earlier of (i) the third anniversary of the Effective Date and (ii) the consummation of a Sponsor Exit Transaction or Public Offering (the “Option Adjustment Date”), there shall have been made Capital Contributions (as defined in the LP Agreement) to the Company in an aggregate amount less than Two Hundred Million Dollars ($200,000,000), then (x) the aggregate number of Common Units reserved for issuance under then outstanding Options plus unallocated Common Units then reserved for issuance under additional grants of Options under the Plan (such number, the (“Outstanding and Available Units”) shall be reduced to an amount equal to the product of the Outstanding and Available Units as of the Option Adjustment Date and a fraction, the numerator of which is the aggregate amount of Capital Contributions made to the Company on or prior to the Option Adjustment Date and the denominator of which is Two Hundred Million Dollars ($200,000,000) and (y) the number of Common Units into which each outstanding Option granted prior to the Option Adjustment Date is exercisable shall be reduced to an amount equal to the product of the number of Common Units into which each Option was exercisable prior to the Option Adjustment Date and a fraction, the numerator of which shall be the aggregate amount of Capital Contributions made to the Company and the denominator of which is Two Hundred Million Dollars ($200,000,000). Notwithstanding the foregoing, the Administrator may provide for the reduction in Common Units reserved for issuance under the Plan by reducing only the number of unallocated Common Units then reserved for issuance under the Plan and not adjusting the number of Common Units issuable under any then outstanding Options.

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(b)          Certain Common Units to Become Available Again. Any Common Units that are subject to an Option under this Plan and that remain unissued upon the cancellation, expiration, forfeiture, repurchase, redemption or termination of such Option for any reason whatsoever (other than Options surrendered as part of a “cashless exercise” of such Options) shall again become available for award under this Plan.

1.5          Definitions of Certain Terms.

(a)          “Affiliate” means with respect to any person or entity, any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of equity interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing.

(b)          “Cause” means, unless otherwise defined in a written employment agreement approved by the General Partner between the applicable grantee and a member of the Company Group (in which case such other definition shall control), such grantee (i) refuses to comply with direct instructions of the General Partner or its designee (or the managing member or board of directors or managers, as the case may be, of the relevant member of the Company Group or its designee) that are consistent with such grantee’s duties to the Company Group and with relevant requirements of applicable law, as set forth in a written notice to such grantee, such compliance to be within fifteen (15) days following such notice or such other time as may be reasonably specified by the General Partner for such compliance; (ii) engages in intentionally dishonest or willful misconduct; (iii) perpetrates a fraud, theft or embezzlement or misappropriation against or affecting any member of the Company Group or any of their respective Controlled Affiliates or any customer, client, agent, creditor, equity holder or employee of any member of the Company Group or any of their respective Controlled Affiliates; (iv) breaches a material obligation, representation or warranty made in this Plan, any applicable Option Agreement to which such grantee is a party, the LP Agreement or any other written agreement entered into between the grantee or any member of the Company Group or any other material obligation that the grantee otherwise owes to any member of the Company Group or any of their respective Controlled Affiliates, which breach, to the extent curable, is not cured within fifteen (15) days following receipt of written notice from the Company or any member of the Company Group; (v) is indicted on charges of, commits, or is convicted of or enters a plea of guilty or nolo contendere to, a felony or a crime involving fraud, dishonesty or moral turpitude; (vi) violates any law or other regulations applicable to the Company Group or any of their respective Controlled Affiliates, or breaches any of his or her duties to the Company Group or any of their respective Controlled Affiliates that in each case, for purposes of this clause (vi), materially and adversely affects (economically, reputationally or otherwise) any member of the Company Group or any of their respective Controlled Affiliates, unless such action or conduct is curable and is cured within fifteen (15) days following receipt of written notice from the Company or any member of the Company Group; (vii) loses or fails to maintain any personal license or approval or becomes suspended or barred by any state or federal governmental agency or regulatory body; or (viii) habitually abuses drugs or alcohol and such abuse adversely affects the ability of such grantee to fulfill his or her duties to the Company or any member of the Company Group.

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(c)          “Controlled Affiliate” of the Company Group shall mean an Affiliate of the Company Group that is controlled by the Company Group.

(d)          “Disability” means, unless otherwise defined in a written employment agreement approved by the General Partner between the applicable grantee and a member of the Company Group (in which case such other definition shall control), the inability to perform because of illness or incapacity, physical or mental, the essential functions, duties and responsibilities to be performed by such grantee for a consecutive period of two (2) months or for a total period of six (6) months during any consecutive twelve (12) month period, as determined by the Administrator in its sole discretion.

(e)          “employment” and “termination of employment” and similar references mean, respectively, service with and termination of service with the Company Group. For this purpose, “service” means service as an employee, independent director, manager, consultant or other independent contractor, but, with respect to non-employee services, only for periods of a continuing significant service relationship. All determinations regarding employment and service, and termination thereof (for purposes of administering this Plan or any Option Agreement), shall be made by the Administrator in its sole discretion. The Administrator may, in its reasonable discretion, determine whether any leave of absence constitutes a termination of employment for purposes of this Plan and the impact, if any, of any such leave of absence on Options granted under this Plan.

(f)           “Fair Market Value” means, with respect to any asset as of any given date of determination, the fair market value thereof as reasonably determined by the Administrator, based upon usual and customary valuation analyses that are consistent with the methodologies generally used by the Sponsor Partners. The Fair Market Value of an Option will be determined by reference to the Fair Market Value of the Common Units into which such Option is exercisable after accounting for such Option’s Option Exercise Price and vesting status, as determined by the Administrator in accordance with the immediately preceding sentence. Any determination of Fair Market Value shall be consistent with Treasury Regulation 1.409A-1(b)(5)(iv).

(g)          “Good Reason” means, unless otherwise defined in a written employment agreement approved by the General Partner between the applicable grantee and a member of the Company Group (in which case such other definition shall control), the occurrence of one or more of the following events on or after the Effective Date (as defined in Section 3.9(a) below) (unless such event is curable, in which case such event will not constitute Good Reason unless such event remains uncured fifteen (15) days following receipt by the Company or the member of the Company Group that employs such grantee of written demand from the applicable grantee to cure such event): (i) the Company’s or any member of the Company Group’s failure to promptly pay any salary or any other material compensatory amounts due to such grantee when such payments or amounts are due or (ii) a reduction in such grantee’s base salary (other than due to the Company’s or the applicable member of the Company Group’s financial performance or cash needs, and provided such reduction is applied in like proportion to all similarly situated employees). Notwithstanding anything to the contrary contained in this Plan, in order for a grantee to terminate his or her employment hereunder for Good Reason, such grantee must provide written notice to the Company within the thirty (30) day period commencing upon the first occurrence of the Good Reason and terminate his or her employment with the Company Group.

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(h)          “Initial Sponsor Partners” means, collectively, Trident VI, L.P., a Cayman Islands exempted limited partnership, Trident VI Parallel Fund, L.P., a Cayman Islands exempted limited partnership, Trident VI DE Parallel Fund, L.P, a Delaware limited partnership and Trident VI Professionals Fund, L.P., a Cayman Islands exempted limited partnership and any of their Affiliates to whom all or a portion of any of their Interests are Transferred, at any time and in each case in compliance with the terms of the LP Agreement.

(i)           “Involuntary Transfer” means any Transfer, proceeding or action by or in which a grantee shall be deprived or divested of any right, title or interest in or to any of the Options (other than due to death or Disability) resulting from (a) any seizure under levy of attachment or execution, (b) any bankruptcy, (c) any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property or (d) any Transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action.

(j)           “Public Offering” means an initial public offering of the Company or any of its subsidiaries or any holder of equity interests in the Company or any of its subsidiaries (or any successor of the Company or any equity holder or subsidiary) by means of a primary offering covering the registration of equity securities of the Company or such equity holder or subsidiary pursuant to an effective registration statement under the Securities Act of 1933, as amended, or similar rules of a non-U.S. jurisdiction.

(k)          “Sale of the Company” means the first to occur of any of the following after the Effective Date: (a) the merger, reorganization, combination or consolidation of the Company into or with, or any other acquisition of the Company by, a Third Party, in any case which involves the direct or indirect Transfer by the partners holding equity interests in the Company (each, a “Partner”), collectively, of at least fifty percent (50%) of the equity interests in the Company inclusive of all vested Options (and Options that will vest on such Sale of the Company) or (b) the sale, transfer or lease, whether in a single transaction or pursuant to a series of related transactions, of Company Group property or businesses constituting all or substantially all of the property or businesses of the Company Group, taken as a whole.

(l)           “Sponsor Exit Proceeds” means the total amount actually received by the Sponsor Partners in connection with a Sponsor Exit Transaction or Public Offering with respect to each Common Unit of the Company, with any non-cash consideration being valued at the applicable value assigned to such consideration in the applicable transaction.

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(m)         “Sponsor Exit Transaction” means the first to occur of any of the following: (i) the merger, reorganization, combination or consolidation of the Company into or with another entity or other acquisition of the Company (or a series of such events) which involves, in the aggregate, the direct or indirect Transfer by the Sponsor Members to any non- Affiliated person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Act of 1933, as amended) of at least ninety percent (90%) of the Common Units held by the Sponsor Members collectively immediately preceding such merger, reorganization, combination, consolidation or acquisition; provided that if the Sponsor Exit Transaction is comprised of a series of such events, (x) the ninety percent (90%) determination shall be based on the aggregate number of Common Units ever owned by the Sponsor Members, (y) the date of the Sponsor Exit Transaction shall be the consummation date of the transaction with respect to which such ninety percent (90%) threshold is met and (z) the Sponsor Exit Proceeds shall take into account all proceeds received in respect of the Common Units sold or transferred in each such transaction and such definition and the definition of Sponsor Investment Amount shall be interpreted to give effect thereto mutatis mutandis or (ii) the sale, transfer or lease, whether in a single transaction or pursuant to a series of related transactions or plan, of all or substantially all the assets or business of the Company and its subsidiaries taken as a whole.

(n)          “Sponsor Partners” means, collectively, the Initial Sponsor Partners and any other person or entity to whom all or a portion of any of such Initial Sponsor Partners’ respective interests in the Company are Transferred, at any time and in each case in compliance with the terms of the LP Agreement.

(o)          “Third Party” means a person or entity that is not, immediately prior to the consummation of an action or transaction involving such person or entity, an Affiliate of the Initial Sponsor Partners.

(p)          “Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment or any other Transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest or any lien or encumbrance) and, when used as a verb, voluntarily (whether in fulfillment of contractual obligation or otherwise) to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach or otherwise Transfer (including by creating any derivative or synthetic interest, any lien or encumbrance or any other similar participation or interest), in any case, whether by operation of law or otherwise.

ARTICLE II

Options Under the Plan

2.1          Option Agreements Evidencing Options. Each option to purchase Common Units (an “Option”) granted under this Plan shall be evidenced by a written agreement (an “Option Agreement”) which shall contain such provisions as the Administrator may in its sole discretion deem necessary or desirable. By accepting an Option pursuant to this Plan, a grantee thereby agrees that the grantee and the Option shall be subject to all of the terms and provisions of this Plan and the applicable Option Agreement. If a term in an Option Agreement irreconcilably conflicts with this Plan, the term in the Option Agreement will control with respect to that particular matter.

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2.2          Grant of Options.

(a)          Option Grants. The Administrator may grant Options to purchase Common Units to key persons, in such amounts and subject to such time-based or other vesting and forfeiture provisions and other terms and conditions, as the Administrator shall determine in its sole discretion, not inconsistent with the provisions of this Plan. Options under this Plan shall not be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)          Option Exercise Price. Each Option Agreement shall set forth the amount (the “Option Exercise Price”) payable by the grantee to the Company upon exercise of the Option evidenced thereby. The Option Exercise Price per Common Unit shall be determined by the Administrator in its sole discretion; provided, however, that the Option Exercise Price shall be not less than the Fair Market Value of a Common Unit on the date the Option is granted.

(c)          Exercise Period. This Plan, and unless otherwise indicated in an Option Agreement, each Option shall expire and terminate on the ten (10) year anniversary of the Effective Date unless any such Options are terminated or forfeited earlier in accordance with the terms of this Plan or the applicable Option Agreement.

(d)          Vesting.

(i)          Unless otherwise specified in an applicable Option Agreement, fifty percent (50%) of the Options granted pursuant to an Option Agreement (“Time-Vesting Options”) shall, subject to Section 2.2(d)(iii), (x) in the case of any Time-Vesting Options granted prior to the first anniversary of the Effective Date become exercisable (“vest”) with respect to 40% of the total amount of Common Units into which such Time-Vesting Options are exercisable on the second anniversary of the grant date and with respect to 20% of the total amount of Common Units into which such Time-Vesting Options are exercisable on each of the following three anniversaries of the grant date and (y) in the case of any Time-Vesting Options granted on or after the first anniversary of the Effective Date, vest with respect to 20% of the total amount of Common Units into which such Time-Vesting Options are exercisable on each of the first five (5) anniversaries of the grant date; provided, that (A) except as set forth in 2.2(d)(iii), Time-Vesting Options will cease to continue to vest upon the occurrence of the termination of employment of the applicable grantee, and (B) all unvested Time-Vesting Options shall vest upon a Sponsor Exit Transaction. Any Options to the extent that they have vested in accordance with this Plan and the applicable Option Agreement shall be referred to as “Vested Options,” and any Options that have not so vested shall be referred to as “Unvested Options.”

(ii)         Unless otherwise specified in an applicable Option Agreement, fifty percent (50%) of the Options granted pursuant to an Option Agreement (“Performance-Vesting Options”) shall vest only upon the consummation of a Sponsor Exit Transaction or a Public Offering in which the Sponsor Partners transfer at least 20% of their Common Units and only if, upon such Sponsor Exit Transaction or Public Offering, the Sponsor Exit Proceeds are equal to or greater than $20.00 (subject to adjustment as set forth below (the “Trigger Amount”)) so long as the grantee is employed by the Company on the date of such Sponsor Exit Transaction or Public Offering, provided, however that the Performance-Vesting Options shall nevertheless vest if the grantee’s employment with the Company was terminated on or following the date that is one year before such Sponsor Exit Transaction or Public Offering (i) by the Company without Cause, (ii) as a result of such grantee’s resignation with Good Reason or (iii) by reason of such grantee’s death or Disability that occurred on a date that is earlier than the date that is one year prior to the date of the consummation of such Sponsor Exit Transaction or Public Offering.

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If the Sponsor Exit Proceeds in a Sponsor Exit Transaction (but not a Public Offering) are less than the Trigger Amount for any Performance-Vesting Option, upon the consummation of such Sponsor Exit Transaction each such Performance-Vesting Option shall automatically and without any action by any person or entity or any consideration paid therefor be forfeited.

(iii)        Notwithstanding anything in this Plan to the contrary, if a grantee experiences a termination of employment (x) by the Company without Cause, (y) as a result of the grantee’s resignation with Good Reason or (z) by reason of such grantee’s death or Disability, the grantee’s Time-Vesting Options shall vest on such termination of employment, with respect to the aggregate amount of Time-Vesting Options that, but for such termination of employment, would have vested on the next anniversary of the grant date of such Time-Vesting Options.

(iv)        The Administrator may, in its sole discretion and for any reason at any time, take action such that any or all outstanding Unvested Options shall become Vested Options, in part or in full.

(v)         The Trigger Amount with respect to any Performance-Vesting Option shall be subject to adjustment for any “corporate event” described in Section 3.4(a) below.

(e)          Grantee Addresses. The address of each grantee shall be the address set forth in the applicable Option Agreement or, if no address is set forth therein, shall be the address set forth for such grantee on the Company’s books and records. Each grantee represents and warrants that such address is his or her principal personal residence or, in the case of an entity, its principal place of business.

2.3          Exercise of Options. Subject to the other provisions of this Article II, each Option shall be exercisable as follows:

(a)         Exercisability of Options. Unless the applicable Option Agreement otherwise provides, once all or any portion of an Option becomes vested, such Option, to the extent exercisable, shall remain exercisable until the expiration, cancellation, repurchase, redemption or termination of the Option in accordance with the terms of the applicable Option Agreement and this Plan.

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(b)          Extent of Exercise. Unless the applicable Option Agreement otherwise provides, an Option may be exercised as to all or part of the Common Units as to which such Option is then vested.

(c)          Notice of Exercise. An Option shall be exercised by the filing of a written notice with the Company or the Company’s designated exchange agent (the “exchange agent”), on such form and in such manner as the Administrator shall in its sole discretion prescribe.

(d)          Payment of Exercise Price. Any written notice of exercise of an Option shall be accompanied by payment for the Common Units being purchased. Such payment shall be made: (i) by certified or official bank check (or the equivalent thereof acceptable to the Company or its exchange agent) for the full Option Exercise Price; or (ii) with the consent of the Administrator and to the extent permitted by law, by such other provision, consistent with the terms of this Plan, as the Administrator may from time to time prescribe.

(e)          Issuance of Common Units Upon Exercise. Promptly after receiving payment of the full Option Exercise Price, the Company shall, subject to the provisions in this Section 2.3(e) and of Section 3.2, cause the Common Units for which the Option has been exercised to be issued to the grantee. As a condition to the receipt of the Common Units, the grantee shall be required to provide (or shall have previously provided): (i) a signature page or a joinder to the LP Agreement in the form of the Instrument of Adherence attached as Exhibit B to the LP Agreement evidencing such grantee’s agreement to be bound by the terms and conditions of the LP Agreement; (ii) except as otherwise determined by the Administrator, if such grantee is an individual who is subject to the “community property laws” of such individual’s state of residence, a Spousal Consent from the spouse of such grantee, if any, in the form attached as Exhibit A to the LP Agreement; and (iii) any other instrument or document that may be reasonably requested by the Administrator or required under the LP Agreement.

(f)           No Member Rights. No grantee of an Option (or other person or entity having the right to exercise such Option) shall have any of the rights of a Partner with respect to Common Units subject to such Option until the exercise of such Option in accordance with this Plan and the applicable Option Agreement and the recording of such Common Unit ownership by the Company. Except as otherwise provided herein, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary and whether in cash, securities or other property) for which the record date is prior to the date such ownership is recorded.

2.4          Termination of Employment.

(a)          Unvested Options. Except as set forth in Section 2.2(d)(ii) and Section 2.2(d)(iii) or as otherwise provided in the applicable Option Agreement, upon a grantee experiencing a termination of employment, all Unvested Options as of the date of the termination of employment shall thereupon, automatically and without any action by any person or entity, be forfeited and cancelled without consideration.

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(b)          Vested Options. Except to the extent otherwise provided in the applicable Option Agreement, a grantee who experiences a termination of employment may exercise any outstanding Vested Option that remains outstanding as of the exercise date on the following additional terms and conditions: (x) as of the exercise date the grantee shall not be in breach of any material obligation owed to the Company Group and (y) subject to the Company’s repurchase rights set forth in Section 2.6, as follows:

(i)          if the grantee experiences a termination of employment (x) by the Company without Cause or (y) as a result of the grantee’s resignation with Good Reason, the grantee’s (x) Vested Time-Vesting Options (including any Time-Vesting Options that vested upon termination pursuant to Section 2.2(d)(iii)) shall remain outstanding and exercisable until the date that is ninety (90) days after the date of termination and (y) Performance-Vesting Options shall remain eligible to vest (and shall vest upon satisfaction of the provisions of Section 2.2(d)(ii)) until the first anniversary of such termination, but the grantee’s Vested Options may not be exercised after the date the Company delivers a Repurchase Notice as provided in Section 2.6(c), and provided that such exercise may in no event occur after the original expiration date of the Option;

(ii)         if the grantee experiences a termination of employment by reason of such grantee’s death or Disability, the grantee’s (x) Vested Time-Vesting Options (including any Time-Vesting Options that vested upon termination pursuant to Section 2.2(d)(iii)) shall remain outstanding and exercisable until the date that is one (1) year after the date of termination and (y) Performance-Vesting Options shall remain eligible to vest (and shall vest upon satisfaction of the provisions of Section 2.2(d)(ii)) until the first anniversary of such termination, but the grantee’s Vested Options may not be exercised after the date the Company delivers a Repurchase Notice as provided in Section 2.6(c), and provided that such exercise may in no event occur after the original expiration date of the Option;

(iii)        if the grantee experiences a termination of employment as a result of the grantee’s resignation without Good Reason, Vested Options shall remain outstanding and exercisable until the date that is ninety (90) days after the date of termination, but the grantee’s Vested Options may not be exercised after the date the Company delivers a Repurchase Notice as provided in Section 2.6(c), and provided that such exercise may in no event occur after the original expiration date of the Option; or

(iv)        if the grantee experiences a termination of employment by the Company for Cause, the grantee’s Vested Options shall not be exercisable after the date of termination and, as of the date of termination of employment for Cause such Vested Options shall thereupon, automatically and without any action by any person or entity, be forfeited and cancelled without consideration.

Any Vested Option that is not exercised within the applicable time period set forth above shall, automatically and without any action by any person or entity, be forfeited and cancelled without consideration.

2.5          Transferability of Options. An Option shall not be Transferable other than by will or the laws of descent and distribution and may be exercised, during the lifetime of the grantee, only by the grantee or the grantee’s legal representative in each case, unless otherwise determined by the Administrator, including pursuant to Section 2.6. Upon the death of a grantee, the personal representative or other Transferee of the grantee’s Options shall be bound by the terms of this Plan and the applicable Option Agreement. Any Transfer in violation of this Section 2.5 shall be null and void ab initio, including any Involuntary Transfer.

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2.6          Repurchase Rights.

(a)          Unless otherwise provided in the applicable Option Agreement, upon the termination of employment of any grantee (i) all Unvested Options held by such grantee at the time of such termination of employment shall be treated as provided in Section 2.4(a) and (ii) the following terms shall apply with respect to all Vested Options and/or Common Units that were issued upon exercise of an Option held by such grantee or any other person or entity to whom such grantee or his or her permitted Transferees was permitted to Transfer such Options or Common Units pursuant to this Plan, the applicable Option Agreement and the LP Agreement, as applicable, except permitted Transferees by reason of a Transfer pursuant to Section 9.6, 9.7, 9.8 or 9.9 of the LP Agreement or Section 2.7 or 2.8 of this Plan, as applicable (collectively, with the grantee and each such Transferee, the “Grantee Group Participants”) at the time of termination of employment (collectively, the “Subject Units”):

(i)          if such termination of employment is (x) by reason of such grantee’s death or Disability, (y) the result of the resignation by such grantee for Good Reason or (z) by the Company without Cause, then the Company shall have the right, but not the obligation, to purchase, in accordance with this Section 2.6, all or any portion of the Subject Units held by such Grantee Group Participants at the time of termination of employment at a price equal to one-hundred percent (100%) of the Fair Market Value of such Subject Units as of the date of such termination;

(ii)         if such termination of employment is (x) the result of the resignation by such grantee without Good Reason (other than as a result of such grantee’s Disability) or (y) by the Company for Cause, then all of the Subject Units upon such termination will be automatically and without any action by any person or entity, forfeited and canceled without consideration provided, however, that if any of the Subject Units are Common Units which were acquired for cash upon exercise of an Option by the grantee or his or her permitted Transferee prior to the date of such termination of employment, then such Common Units will not be forfeited or cancelled and the Company shall have the right, but not the obligation, to purchase, in accordance with this Section 2.6, all or any portion of such Common Units held by such Grantee Group Participants at the time of termination of employment at a price equal to the lesser of (A) one-hundred percent (100%) of the Fair Market Value and (B) one-hundred percent (100%) of the exercise price actually paid by such grantee or permitted Transferee for such Subject Units;

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in each case of Section 2.6(a)(i) and (ii) above, it being understood and agreed that (A) to the extent the Company exercises its right to so purchase any such Subject Units, such Grantee Group Participant shall be obligated to sell such Subject Units to the Company in accordance with the terms of this Section 2.6 and shall cease to have any rights or privileges with respect to such Subject Units to be purchased by the Company other than the right to receive the sales proceeds in respect thereof pursuant to this Section 2.6, but such Grantee Group Participants shall still continue to have all of their respective obligations under this Plan, the applicable Option Agreement and the LP Agreement, to the extent applicable and (B) the determination of the purchase price for Subject Units pursuant to this Section 2.6, in all cases, shall take into account and be reduced by (I) distributions or payments received in respect of the Subject Units to be purchased by the Company, pursuant to the LP Agreement or otherwise, to the extent applicable, after such date of termination and (II) tax distributions made pursuant to the LP Agreement in respect of the Subject Units to be purchased by the Company to the extent such tax distributions were not applied pursuant to the LP Agreement to reduce distributions to which the Grantee Group Participant would have otherwise been entitled with respect to such Subject Units, to the extent applicable.

(b)          Termination of Employment. A grantee shall be deemed to have a “termination of employment” for all purposes of this Plan upon (i) the date such grantee ceases to be employed by, or to provide consulting services for, the Company or any member of the Company Group or (ii) the date the grantee ceases to be a manager on the board of managers of the General Partner, in each case, for any reason, whether due to death, Disability, resignation or otherwise; provided, however, that in the case of a grantee (x) who is, at the time of reference, both an employee or consultant and such a manager, such grantee shall be deemed to have a “termination of employment” upon the later of the dates determined pursuant to subparagraphs (i) and (ii) above or (y) who ceases to be engaged as an employee, consultant or such manager and immediately is engaged in another of such relationships with the Company, or any member of the Company Group, such grantee shall not be deemed to have a “termination of employment” until the occurrence of one of the dates determined pursuant to subparagraphs (i) and (ii) above subsequent to such reengagement. In addition, to the extent there is no employment agreement, severance or other agreement entered into as of the date of the grant by the Company of an Option or approved by the General Partner governing the relationship between a grantee and the Company or any member of the Company Group, which agreement explicitly sets forth a procedure for determining whether such grantee’s employment is (or is deemed to have been) terminated for Cause: (i) the determination of whether a grantee’s employment is (or is deemed to have been) terminated for Cause for purposes of this Plan or other purpose related to the foregoing shall be made by the Administrator in its discretion in accordance with the definition of Cause herein; (ii) any rights the Company may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company may have under any other agreement with a grantee or at law or in equity; (iii) if, subsequent to a voluntary termination of employment or an involuntary termination of employment without Cause, it is discovered that the grantee’s employment could have been terminated for Cause, the Administrator may deem such grantee’s employment to have been terminated for Cause and (iv) a termination of employment for Cause shall be effective as of the date of the occurrence of the event giving rise to Cause, regardless of when the determination of Cause is made. In the event of any termination of a grantee’s employment for Cause, including a deemed termination for Cause pursuant to the immediately preceding sentence, the applicable provisions of this Plan pertaining to Cause, including the applicable provisions of Section 2.4 and this Section 2.6 shall apply as if such rights were in effect as of the effective date of the termination of employment and any amounts paid to such grantee pursuant to this Plan or otherwise which are in excess of the amounts to which such grantee would have been entitled upon exercise of the Company’s repurchase right following such termination for Cause shall be immediately reimbursed by the grantee to the Company. Notwithstanding anything in this Plan, any Option Agreement or the LP Agreement to the contrary, in the event that a termination of employment occurs with respect to a grantee for a reason other than for Cause, and during the period following such termination of employment, the grantee breaches any of his or her obligations under any restrictive covenants or confidentiality obligations to which such grantee is bound with respect to the Company Group, the General Partner may deem such grantee’s employment to have been terminated for Cause and the applicable provisions of this Plan, the Option Agreement or the LP Agreement pertaining to Cause shall apply as if such rights were in effect as of the effective date of the termination of employment.

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(a)          Procedures. The Company shall exercise any right to purchase Subject Units from a Grantee Group Participant pursuant to this Section 2.6 by delivery to such Grantee Group Participant, within 120 days after the termination of employment of the applicable grantee a written notice (the “Repurchase Notice”) specifying the amount and type of Subject Units to be purchased from such Grantee Group Participant and the applicable purchase price therefor. In the event of a deemed termination for Cause pursuant to Section 2.6(b), such [120]-day period shall commence on the later of the termination of employment and the date that the termination was determined to have been for Cause. Subject to Section 2.6(d), the closing of any purchase of Subject Units from any Grantee Group Participant pursuant to this Section 2.6 shall take place at the principal executive offices of the Company not later than sixty (60) days following receipt of the Repurchase Notice by the Grantee Group Participant. The Company shall give the Grantee Group Participant at least five (5) days’ advance written notice of the date of closing. Each seller of Subject Units pursuant to this Section 2.6 shall execute customary documentation as reasonably requested by the Company to evidence the sale and transfer of such Subject Units pursuant to this Section 2.6. In connection with the foregoing, each seller of Subject Units pursuant to this Section 2.6 shall (i) make customary representations, warranties and indemnities regarding the Transfer of such Subject Units, including as to seller’s authority to sell, good title to, and the absence of liens, encumbrances and restrictions on the sale of, such Subject Units, but shall not be required to make any representations or warranties with respect to the business of the Company and (ii) provide the Company and each of the Partners with a standard release of liability in a form acceptable to the Company. The Company may assign any or all of its rights to purchase Subject Units pursuant to this Section 2.6 to any person or entity designated by the General Partner.

(b)          Form of Payment; Deferred Payment. The Company or its assignee will pay cash for any Subject Units to be purchased pursuant to this Section 2.6, payable by delivery of a check or wire transfer of immediately available funds; provided, that if (i) the Company is prohibited from purchasing such Subject Units by any credit agreements or other agreements or instruments governing indebtedness of the Company or any member of the Company Group (“Financing Agreements”) or by applicable law or regulation, (ii) a default has occurred under any Financing Agreement and is continuing or (iii) the purchase of such Subject Units would, or in the good faith opinion of the Administrator might, result in the occurrence of an event of default under any Financing Agreement or create a condition which would or might, with notice or lapse of time or both, result in such an event of default (any of the events or circumstances described in the foregoing clauses (i) through (iii), a “Deferral Condition”), the Company may either (x) notwithstanding Section 2.6(c), defer the closing and make such payment at the earliest practicable date on which no Deferral Condition exists, but no later than sixty (60) days following the cessation of all applicable Deferral Conditions in which event such payment shall accrue interest on a daily basis at a per annum rate equal to five percent (5%) (the “Applicable Rate”) from the latest date that closing could have taken place pursuant to Section 2.6(c) to the date such payment is made or (y) pay the purchase price for such shares of Subject Units with a subordinated note that bears interest at the Applicable Rate from such date, is fully subordinated in right of payment and exercise of remedies to the lenders’ rights under any Financing Agreements and matures on the sixtieth (60th) day following the cessation of all applicable Deferral Conditions.

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(c)          Conversion to Economic Rights. Notwithstanding anything in this Plan, any Option Agreement or the LP Agreement to the contrary, immediately upon the occurrence of a termination of employment, the Grantee Group Participants in respect of such grantee subject to the termination of employment shall thereafter automatically cease to have any of the rights or privileges with respect to Common Units that are Subject Units if then held by the Grantee Group Participants (but shall in all cases remain a Partner), other than the economic rights to receive distributions with respect to such Common Units pursuant to the LP Agreement, to the extent applicable (but such Grantee Group Participants’ obligations under this Plan, any applicable Option Agreement, the LP Agreement and all other applicable agreements shall continue to apply in full force and effect) and such Common Units shall be subject to the Company’s repurchase right set forth in this Section 2.6.

2.7          Drag-Along Sales. In the event a Partner (the “Dragging Partner”) causes or seeks to cause a Sale of the Company to a Third Party (a “Drag Sale”) in accordance with Section 9.7 of the LP Agreement and requires the grantees to Transfer, directly or indirectly, all or a portion of their Options and/or take any actions as are necessary to effectuate such Sale of the Company, the grantees shall, subject to the terms and conditions applicable to holders of Options under such Section 9.7, take such actions as directed by the Administrator or the Dragging Partner to effectuate such Sale of the Company, including consenting to, and raising no objections against, the Drag Sale, and if the Drag Sale is structured as (a) a merger, conversion, exchange of units or consolidation of the Company, or a sale of all or substantially all of the Company Group property, voting in favor of the Drag Sale and waiving any appraisal rights or similar rights (in each case, to the extent applicable) in connection with the transaction or (b) a sale of interests in the Company, agreeing to sell all of its Options that are the subject of the Drag Sale, on the terms and conditions of such Drag Sale, which may include a deemed cashless exercise of such Options (if then vested and in-the-money) in exchange for consideration to which a holder of the net number of Common Units received upon such cashless exercise is entitled in the Drag Sale. The grantees shall promptly take all necessary and desirable actions, and execute and deliver such agreements, covenants, documents and other instruments, in each case reasonably requested by the Dragging Partner or the potential acquirer in connection with the consummation of the Drag Sale. Each grantee agrees to be bound by Sections 9.7 and 9.9 of the LP Agreement, which are attached hereto as Exhibit 2.7 and incorporated herein by reference (and the provisions of Exhibit 2.7 shall control in the event of a conflict with this Plan or the applicable Option Agreement).

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2.8          Public Offerings. Upon the determination of the Board to effectuate a Public Offering, each grantee shall, subject to the provisions of Section 9.8 of the LP Agreement applicable to holders of Options, take such actions as are necessary to structure such Public Offering in a manner reasonably determined by the General Partner, including exchanging Options for securities of a newly organized stock corporation or other business entity or subsidiary thereof (“IPO Co.”), causing the public offering of the equity interests in the Company or taking such steps to effect any Transfer, merger, consolidation or other restructuring as may be reasonably requested, including Transferring such grantee’s Options to IPO Co. in exchange for options of IPO Co. Each grantee agrees to be bound by Section 9.8 of the LP Agreement, which is attached hereto as Exhibit 2.8 and incorporated herein by reference (and the provisions of Exhibit 2.8 shall control in the event of a conflict with this Plan or the applicable Option Agreement).

2.9          Disclosure of Other Consideration. In connection with any Sale of the Company or other Transfer of interests in the Company or Options to a Third Party pursuant to the LP Agreement, each grantee agrees to disclose to the Company any compensation or consideration of any type, including in respect of restrictive covenants, to be received by such grantee in connection with any duties, responsibilities or obligations that such grantee will assume after consummation of such Sale of the Company or Transfer of interests or Options. In addition, without the prior approval of the Administrator, which approval will not be unreasonably withheld, conditioned or delayed, no grantee will (x) enter into any agreement with the purchaser or its Affiliates not on prevailing market terms, (y) accept compensation in excess of prevailing market rates for the duties, responsibilities and obligations that such grantee will assume after consummation of such Sale of the Company or Transfer of interests or Options or (z) accept any consideration for restrictive covenants unless such consideration is part of the distribution to Partners in connection with such Sale of the Company or Transfer of interests or Options pursuant to the LP Agreement.

2.10        Non-Disparagement. Each grantee agrees that, at all times following the grant of Options to such grantee hereunder, such grantee shall not (and shall cause its Affiliates not to), directly or indirectly, on his or her or its behalf or on behalf of any other person or entity, (a) take any action that is intended, or could reasonably be expected, to harm, disparage, defame, slander or lead to unwanted or unfavorable publicity for any member of the Company Group or any Affiliate thereof (including the Sponsor Partners), or otherwise take any action that could reasonably be expected to detrimentally affect the reputation, image, relationships or public view of any member of the Company Group or any Affiliate thereof or (b) attempt to do any of the foregoing, or assist, entice, induce or encourage any other person or entity to do or attempt to do any activity which, were it done by such grantee, would violate any provision of this Section 2.10; provided, however, that no person or entity shall be prohibited by this Section 2.10 from (x) making truthful statements when required by order of a court or other body of competent jurisdiction or as required by law or (y) taking any good faith action to enforce legal or contractual rights, or pursuing in good faith claims relating thereto, against a person or entity. The grantees acknowledge that the respective covenants contained in this Section 2.10 are reasonable and necessary to protect the legitimate interests of the Partners and the Company Group and constitute a material inducement to the Company to adopt this Plan and enter into the Option Agreements and consummate the transactions contemplated by this Plan and the Option Agreements.

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2.11        Confidential Information. Each grantee agrees to be bound by Section 14.1 of the LP Agreement, which is attached hereto as Exhibit 2.11 and incorporated herein by reference (and the provisions of Exhibit 2.11 shall control in the event of a conflict with this Plan or the applicable Option Agreement).

ARTICLE III

Miscellaneous

3.1          Amendment of the Plan; Modification of Options.

(a)          Amendment of the Plan. The Administrator may from time to time suspend, discontinue, revise or amend this Plan in any respect whatsoever, including as necessary to prevent an Option from being subject to tax under Section 409A of the Code, subject to the requirements of Section 3.1(b) relating to outstanding Option Agreements.

(b)          Modification of Options. Subject to the further provisions of this Section 3.1(b), the Administrator may cancel or amend any outstanding Option Agreement, including, without limitation, by amendment which would: (i) accelerate the time or times at which the Option becomes unrestricted or vested or may be exercised or (ii) waive or amend any goals, restrictions or conditions set forth in the Option Agreement, in each case, consistent with the terms of this Plan. However, any such cancellation or amendment that materially impairs the rights or materially increases the obligations of a grantee under an outstanding Option Agreement or Option shall be made only with the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the Option), subject to Sections 1.2(b)(iii), 1.2(b)(v), 1.2(b)(vi), 2.7, 2.8, 3.4 and 3.10 hereof, in which case the grantee or other person or entity shall have no such consent right if such provisions are complied with.

3.2          Consent Requirement.

(a)          No Plan Action without Required Consent. If the Administrator shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting or repurchase of any Option, the issuance or repurchase of Common Units or the exercise of other rights hereunder or under any Option Agreement or the taking of any other action hereunder or under any Option Agreement (each such action being hereinafter referred to as a “Plan Action”), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Administrator.

(b)          Consent Defined. The term “Consent” as used herein with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the grantee with respect to the disposition of Options or Common Units, or with respect to any other matter, which the Administrator shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

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3.3          Withholding Taxes. Whenever the Company shall be obligated to withhold any amounts in respect of an Option for federal, state and other governmental tax withholding requirements, the Administrator may require as a condition to exercise that the grantee make arrangements that are acceptable to the Administrator for the satisfaction of such withholding requirements.

3.4          Adjustment Upon Changes in Capitalization.

(a)          Corporate Events. In the event of any change in the number of Common Units outstanding by reason of any Common Unit dividend or split or reverse split, recapitalization, merger, consolidation, combination or exchange of Common Units or similar change to the Company’s capital structure (but not, for the avoidance of doubt, any issuance of Common Units or Options or other securities of the Company except as specified above or any increase in the number of authorized Common Units or Options or other securities of the Company or any cash or in-kind dividend or distribution except as specified above) (collectively referred to as “corporate events”), the Administrator shall make the following adjustments to the extent necessary to prevent the enlargement or dilution of rights of grantees (which may include different treatment for Vested Options relative to Unvested Options in the Administrator’s sole discretion), subject in each case to Sections 2.7, 2.8, 3.4(b), (c) and (d), which shall control in the event of a conflict:

(i)          Common Units Available for Grants. The maximum number of Common Units with respect to which the Administrator may grant Options under Article II hereof, as described in Section 1.4(a), shall be appropriately adjusted by the Administrator.

(ii)         Options. In the event of any increase or decrease in the number of issued Common Units or a change in the class of Common Units resulting from a corporate event, the Administrator shall proportionally adjust the number or class of Common Units subject to each outstanding Option and the exercise price-per-Common Unit of each such Option to prevent enlargement or dilution of rights of grantees. Such adjustment shall be made in accordance with the requirements of Treasury Regulation § 1.409A-1(b)(5)(v)(D).

(b)          Outstanding Options – Certain Mergers. In the event of a Sale of the Company in which the Company is the surviving entity (except a Sale of the Company as a result of which the holders of Common Units receive securities of another entity and/or other property, including cash), (i) all Unvested Options and out-of-the-money Vested Options will be forfeited automatically without consideration unless otherwise determined by the Administrator in its sole discretion and (ii) subject to Sections 2.7 and 2.8, which shall control in the event of a conflict, each other Vested Option outstanding on the date of such Sale of the Company shall be exercisable for the securities which a holder of the number of Common Units subject to such Option, taking into account the Option Exercise Price of such Option, would have received in such Sale of the Company.

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(c)          Outstanding Options – Certain Other Transactions. In the event of (x) a Sale of the Company in which the Company is not the surviving entity or (y) a Sale of the Company in which the Company is the surviving entity but the holders of Common Units receive securities of another entity and/or other property, including cash, (A) all Unvested Options and out-of-the-money Vested Options will be forfeited automatically without consideration unless otherwise determined by the Administrator in its sole discretion and (B) subject to Sections 2.7 and 2.8, which shall control in the event of a conflict, with respect to each other Vested Option outstanding, the Administrator shall, in its sole discretion, have the power to take any or all of the following actions:

(i)          cancel, effective immediately prior to the occurrence of such event, each such Vested Option outstanding immediately prior to such event, and, in full consideration of such cancellation, pay to the holder of such Option an amount in cash or such other property, for each Common Unit subject to such Option, equal to the excess of (A) the Fair Market Value of the property (including cash) received or receivable by the holder of a Common Unit as a result of such event over (B) the Option Exercise Price of such Option; or

(ii)         provide consideration for such Vested Options in the form of options in the purchasing or surviving entity having value equivalent to that of the Fair Market Value of the Options being exchanged, taking into account the Option Exercise Price and other relevant features of such Options (which options in the purchasing or surviving entity shall have the same rights and obligations as the Options exchanged in such transaction).

(d)          Outstanding Options – Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 3.4(a), (b) or (c) hereof, the Administrator shall make such adjustments in the number and class of Common Units or other property subject to Options outstanding on the date on which such change occurs and in the per-Common Unit exercise price of any Option as the Administrator may consider appropriate to prevent dilution or enlargement of rights.

(e)          Valuation of In-Kind Distributions. In determining the Fair Market Value of any assets in connection with in-kind distributions (or exchanges into assets other than cash or securities) to be made to holders of Options pursuant to this Section 3.4, the Administrator will apply the same valuation to such assets to be distributed to or exchanged for Options as was applied to such assets in connection with a distribution or exchange with respect to Common Units.

(f)          Action in Accordance with Certain Provisions and Related Matters. With respect to any action taken or determination made in accordance with this Section 3.4 or Section 2.7 or 2.8, there shall be no breach by the Administrator, any Partner, the Company or the Board of any duty or obligation to any grantee as a result thereof or of any resulting action, and no grantee shall have any basis to object to any such determination or action if consistent with this Section 3.4, Section 2.7 or 2.8 of this Plan.

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3.5          No Other Rights; Other Obligations.

(a)          Except as expressly provided in this Plan, the applicable Option Agreement or the LP Agreement, as applicable, no grantee shall have any rights by reason of any subdivision or consolidation of Common Units, the payment of any dividend, distribution or any increase or decrease in the number of Common Units or Options provided in this Plan or the LP Agreement, as applicable, and no issuance by the Company of Common Units, or securities convertible into Common Units including Options, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Common Units subject to an Option or the Option Exercise Price of any Option. A grant of an Option to a grantee shall not, by itself, entitle such grantee to any additional Options at any other time and Options granted at different times to the same grantee need not contain similar provisions, except as explicitly provided herein.

(b)          Notwithstanding anything contained in this Plan, any Option Agreement or under applicable principles of law to the contrary, each grantee in his or her capacity as an officer or employee, as applicable, of the Company or any member of the Company Group shall have the duties and obligations (including fiduciary duties in relation to self-dealing, corporate opportunities, care and otherwise) that would apply to such officer or employee, as applicable, of a Delaware corporation as to such corporation and its equityholders and other constituents.

3.6          Nature of Payments.

(a)          Consideration for Services Performed. Any and all grants of Options and issuances of Common Units under this Plan shall be compensation in consideration of services performed for the Company by the grantee.

(b)          Not Taken into Account for Benefits. All such grants and issuances shall constitute a special incentive compensation payment to the grantee and shall not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the grantee, unless such plan or agreement specifically otherwise provides.

3.7          Non-Uniform Determinations. The Administrator’s determinations under this Plan need not be uniform and may be made by it selectively among persons or entities who receive, or who are eligible to receive, Options under this Plan (whether or not such persons or entities are similarly situated). Without limiting the generality of the foregoing, the Administrator shall be entitled, among other things, to make non-uniform and selective determinations and to enter into non-uniform and selective Option Agreements, as to (a) the persons or entities to receive Options under this Plan, (b) the terms and provisions of Options under this Plan and (c) the treatment of leaves of absence in accordance with Section 1.5(e).

3.8          Other Payments or Options. Nothing contained in this Plan shall be deemed in any way to limit or restrict the Company from granting any Option or making any payment to any person or entity under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

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3.9          Effective Date and Term of Plan.

(a)          Adoption. This Plan is effective as of [•], 2015 (the “Effective Date”).

(b)          Termination of Plan. Subject to Section 2.2(c), this Plan shall remain in effect until all Common Units provided for issuance upon exercise of Options under this Plan have been issued or until the earlier termination of this Plan by the Administrator. Termination of this Plan shall not affect the terms or conditions of an award made prior to such termination unless otherwise in compliance with the terms of this Plan and the applicable Option Agreement (subject to amendment as contemplated hereby).

3.10        Deferred Compensation. Options granted under this Plan are intended not to constitute nonqualified deferred compensation for purposes of the requirements of Section 409A of the Code, and to the extent that they do constitute nonqualified deferred compensation, to comply with Section 409A of the Code, so that the grantees will not be subject to taxation under Section 409A of the Code, and this Plan and each Option Agreement shall be interpreted and/or amended accordingly.

3.11        No Right to Continued Employment/Service. Nothing contained herein or in any Option Agreement shall (a) require the Company Group to continue any grantee in its employ or service or require any grantee to continue in the employ or service of the Company Group, (b) affect any right which the Company Group may have to terminate such employment or service or (c) be deemed to give any person or entity (other than a grantee, once he or she is awarded Options) any right to participate in this Plan.

3.12        Information Rights. Without limiting the generality of the broader limitations set forth in this Plan, unless otherwise required by law, each grantee will only be entitled to access to information concerning the Company, if any, as determined by the Administrator. In no event will any grantee be entitled to any information relating to any member of the Company or any other grantee, including the amount of any awards made to any other grantee or rights associated therewith.

3.13        No Trust or Fund Created. Neither this Plan nor any award made under this Plan shall create or be construed to create a trust, partnership or fiduciary relationship between the Company or any Affiliate thereof or any Partner or the Administrator or its members, on the one hand, and a grantee or any other person or entity, on the other hand, and neither the Company nor its Partners nor the Administrator nor its members shall have any duty or obligation with respect to this Plan other than as expressly set forth herein.

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3.14        Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity and interpretation of this Plan and any applicable Option Agreement, together with any dispute arising hereunder or thereunder, shall be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in Delaware or any other forum or jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise. Any legal action or proceeding arising out of or relating to this Plan or any applicable Option Agreement shall be brought exclusively in the courts of the State of New York or any federal court of the Southern District of New York (in each case located in the Borough of Manhattan) and each grantee expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each grantee hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided in accordance with Section 3.15, such service to become effective ten (10) days after such mailing. EACH GRANTEE ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS PLAN OR APPLICABLE OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH GRANTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT HE OR SHE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PLAN OR APPLICABLE OPTION AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS PLAN OR APPLICABLE OPTION AGREEMENT. EACH GRANTEE CERTIFIES AND ACKNOWLEDGES THAT (I) EACH GRANTEE UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (II) EACH GRANTEE MAKES THIS WAIVER VOLUNTARILY.

3.15        Notifications. Any notice, demand, consent, election, offer, approval, request or other communication (collectively, a “notice”) required or permitted under this Plan or the applicable Option Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, confirmed electronic mail (e-mail) or by confirmed facsimile transmittal. A notice must be addressed: (a) if to a grantee, to such grantee’s last known address as set forth in the applicable Option Agreement or at such other address as such grantee may designate from time to time by written notice to the Company; and (b) if to the Company, to the attention of the Chief Executive Officer at 1194 Oak Valley Drive, Suite 80, Ann Arbor, Michigan 48108. Any grantee or the Company may designate, by notice to the Company or the grantee, as applicable, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

3.16        Specific Performance. Each grantee recognizes that irreparable injury may result from a breach of any provision of this Plan or the applicable Option Agreement and that money damages may be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Plan or the applicable Option Agreement, any party which may be injured (in addition to any other remedies which may be available to that party) shall be entitled to seek one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach, all without the need to post a bond and in an expedited hearing.

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3.17        Complete Agreement. This Plan and the applicable Option Agreement, together with the schedules and exhibits hereto and each other document, instrument and agreement executed in connection herewith, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty between or among the parties relating to the subject matter hereof and thereof. This Plan and such applicable Option Agreement is binding upon, and inures to the benefit of, the Company and the applicable grantee hereto and their respective personal and legal representatives, heirs, executors, successors and permitted assigns. No Transfer by a grantee of any right or obligation under this Plan or an Option Agreement is permitted except as expressly set forth in this Plan or such Option Agreement.

3.18        Set-off Rights. Notwithstanding any provision of this Plan or the applicable Option Agreement to the contrary, after it has been determined by a court of competent jurisdiction, an independent arbitral tribunal or an agreement between Obligor and Obligee (a “Final Determination”) that any grantee (for purposes of this Section 3.18, an “Obligor”) owes amounts: (a) to the Company Group or (b) solely with respect to the Company Group or its business, any Partner or any of its or their Affiliates (each, an “Obligee”), including pursuant to or in connection with any other document, agreement or arrangement pursuant to which an Obligor or any of its Affiliates and an Obligee or any of its Affiliates are parties (any such amounts, the “Unpaid Indemnity Amount”), in addition to any other rights or remedies available to the Obligee at law or in equity or otherwise under any other document, agreement or arrangement pursuant to which an Obligor or any of its Affiliates and an Obligee or any of its Affiliates are parties, such Obligee shall have the right, to the extent permitted by applicable law, to, or to cause the Company to, set off any Unpaid Indemnity Amount against and deduct from any distributions or payments otherwise required to be made to such Obligor under this Plan or under any Option Agreement or under any other agreement to which the Company or any of its Affiliates and such Obligor or any of its Affiliates are parties and such distributions or payments shall (i) be remitted to the Obligee until such time as the entire amount of such Unpaid Indemnity Amount has been recovered by the Obligee and (ii) be treated for all purposes of this Plan or applicable Option Agreement as a distribution or payment to the applicable Obligor or applicable person or entity otherwise entitled to such amounts. The foregoing notwithstanding, (x) nothing in this Plan or applicable Option Agreement shall relieve or affect the obligation of any Obligor or any of its Affiliates or other persons or entities to make payments to the Obligee or any of its Affiliates under and in accordance with this Plan or applicable Option Agreement or any other document, agreement or arrangement pursuant to which an Obligor or any of its Affiliates and an Obligee or any of its Affiliates are parties and (y) during the pendency of any dispute that could result in a Final Determination of any Unpaid Indemnity Amount, the Company shall, and shall cause its Affiliates to, set aside any amounts otherwise distributable or payable to the Obligor or any of its Affiliates until there is a Final Determination that all or any portion of the Unpaid Indemnity Amount is required to be paid by such Obligor or any of its Affiliates.

3.19        Severability. It is expressly understood and agreed that although the parties hereto consider the restrictions and terms contained in this Plan or applicable Option Agreement to be reasonable and necessary for the purpose of, among other things, preserving the goodwill, proprietary rights and going concern value of the Company, if any provision of this Plan or applicable Option Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Plan and applicable Option Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof or thereof shall be enforced to the full extent permitted by law. If a duly appointed arbitrator or court of competent jurisdiction declares or finds that any term or provision hereof or thereof is invalid or unenforceable, the parties hereto agree that such arbitrator or court shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Plan or applicable Option Agreement shall be enforceable as so modified.

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3.20        Rights and Remedies Cumulative. The rights and remedies provided by this Plan and the applicable Option Agreement or the LP Agreement, if applicable, are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law or otherwise.

3.21        No Third Party Beneficiaries. This Plan and the applicable Option Agreement are solely and specifically between and for the benefit of the Company and the applicable grantee, and their respective personal and legal representatives, heirs, executors, successors and permitted assigns, and no other person or entity, unless express provision is made herein or therein to the contrary, shall have any rights, interests or claims hereunder or thereunder or be entitled to any benefits under or on account of the foregoing as a third party beneficiary or otherwise.

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EXHIBIT 2.7

This Exhibit 2.7 sets forth Sections 9.7 and 9.9 of the LP Agreement.

Capitalized terms that are used in this Exhibit 2.7 shall have the definitions given to such terms in “Exhibit Definitions” which follows Exhibit 2.11. In the event that any such capitalized term is defined both in the Plan and in “Exhibit Definitions,” such capitalized term shall have the definition given to it in “Exhibit Definitions.”

Section 9.7          Drag-Along Rights.The Sponsor Partners (acting by Majority Vote of the Sponsor Partners) may, at any time, cause a Sale of the Partnership to a Third Party (which shall include without limitation a transaction in which a portion of the Interests are “rolled over” into equity of the Third Party purchaser or successor entity in connection with such Sale of the Partnership) (a “Drag Sale”), and, in such a case, the Sponsor Partners (the “Dragging Partners”) may require all other Partners and holders of Options and their respective Affiliates (the “Dragged Partners”) to Transfer, directly or indirectly, all or a portion of their Interests or Options and/or take such actions as are necessary to effectuate such Sale of the Partnership in accordance with this Section 9.7.

(b)          Not less than thirty (30) days prior to the proposed date of consummation of a Drag Sale, the Dragging Partners shall cause written notice (a “Drag-Along Notice”) to be sent to all other Dragged Partners, which Drag-Along Notice shall set forth: (i) the intention of the Dragging Partners to initiate the drag-along rights under this Section 9.7; (ii) the name of the intended Third Party purchaser(s); (iii) the proposed amount and type of consideration to be paid in the Drag Sale; and (iv) any other information deemed to be appropriate by the Dragging Partners relating to such Drag Sale.

(c)          In connection with any such Drag Sale, all Partners and holders of Options entitled to consent thereto shall consent to, and raise no objections against, the Drag Sale, and if the Drag Sale is structured as (i) a merger, conversion, exchange of Units or consolidation of the Partnership, or a sale of all or substantially all of the Partnership Property, each Dragged Partner entitled to vote thereon shall vote in favor of the Drag Sale and shall waive any appraisal rights or similar rights (to the extent applicable) in connection with the transaction, or (ii) a sale of Interests, each Dragged Partner shall agree to sell all of its Interests and/or Options that are the subject of the Drag Sale, on the terms and conditions of such Drag Sale, which in the case of the Options, may include a deemed cashless exercise of such Options (if then vested and in-the-money) in exchange for consideration to which a holder of the net number of Common Units received upon such cashless exercise is entitled in the Drag Sale determined on a Fully Diluted basis. The Dragged Partners shall promptly take all necessary and desirable actions, and execute and deliver such agreements, covenants, documents and other instruments, in each case reasonably requested by the Dragging Partners or the potential acquirer in connection with the consummation of the Drag Sale, including, without limitation, to (A) provide customary representations, warranties, indemnities and escrow/holdback arrangements relating to such Drag Sale (subject to Section 9.7(d)(iii)), in the case of this clause (A) to the extent that each other Dragged Partner and the Dragging Partners are similarly obligated; and (B) effectuate the allocation and distribution of the aggregate consideration from the Drag Sale based upon the distribution provisions of Section 5.10(c) (assuming, for this purpose, a sale of 100% of the Partnership based on the valuation implied by such transaction) on an as-exercised basis with respect to vested Options and with due regard for the Exercise Price for such Options. Unvested Options, together with out-of-the-money Vested Options, will not participate in such consideration and will be forfeited automatically without consideration upon the consummation of a Sale of the Company unless otherwise determined by the General Partner in its sole discretion.

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(d)          The obligations of the Dragged Partners pursuant to this Section 9.7 are subject to the following terms and conditions:

(i)           upon the consummation of the Drag Sale, each Dragged Partner shall be entitled to receive out of the proceeds from such Drag Sale an amount equal to that which such Dragged Partner would receive if all of the net proceeds from such Drag Sale were distributed in the manner set forth in Section 5.10(c) (assuming, for this purpose, a sale of 100% of the Partnership based on the valuation implied by such transaction) on an as-exercised basis with respect to vested Options and with due regard for the Exercise Price for such Options;

(ii)          subject to Section 9.7(e), if any Partner is given an option as to the form and amount of consideration to be received, all Dragged Partners shall be given the same option;

(iii)         no Dragged Partner shall be required to provide any representations, warranties or related indemnities for breach thereof in connection with the Drag Sale, other than customary (including with respect to qualifications) representations, warranties and indemnities, subject to any exceptions set forth on a disclosure schedule, concerning (A) such Dragged Partner’s valid title to and ownership of Units or Options, free and clear of all liens, claims and encumbrances (excluding those arising under applicable securities Laws), (B) such Dragged Partner’s authority, power and right to enter into and consummate such Drag Sale, (C) the absence of any violation, default or acceleration of any agreement to which such Dragged Partner is subject or by which its assets are bound, (D) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such Dragged Partner in connection with such Drag Sale, (E) compliance by such Dragged Partner with applicable Laws and (F) other matters to the extent the Dragging Partners and each other Dragged Partner is similarly obligated, including by having a portion of the consideration being placed in escrow for the benefit of the proposed Third Party purchaser (each Partner’s or Option holder’s contributions to such escrow being proportionate based on each such Partner’s or Option holder’s pro rata share of the amount placed into escrow that each Partner or Option holder would be entitled to receive upon release of such funds from escrow in full after taking into account all prior distributions made to the Partners (excluding for such purpose the amount being contributed into escrow) in connection with the Sale of the Partnership in the manner set forth in Section 5.10(c)) on an as-exercised basis with respect to vested Options and with due regard for the Exercise Price for such Options;

(iv)         no Dragged Partner shall be liable for, or obligated with respect to, the inaccuracy of any representation or warranty made by another Person (other than the Partnership) in connection with a Drag Sale (except to the extent that all or a portion of funds payable to a Dragged Partner are paid out of an escrow established for the benefit of the proposed Third Party purchaser and subject to offsets or reductions); and

(v)          no Dragged Partner will have any liability in respect of such Drag Sale for any breach of representation or warranty in excess of its ratable share of any purchase price escrow, except for the Dragged Partner’s representations and warranties with respect to itself set forth in Section 9.7(d)(iii)(A) through (E), which liability for breaches of such representations and warranties will not exceed the purchase price actually received by such Dragged Partner.

(e)          Notwithstanding anything to the contrary in this Section 0, if the consideration proposed to be paid to Partners or Option holders in a Drag Sale includes securities with respect to which no registration statement covering the issuance of such securities has been declared effective under the Securities Act, then each Partner or Option holder that is not then an “accredited investor” (as such term is defined in Rule 501 under the Securities Act) may be required (notwithstanding Section 9.7(d)(ii)), at the request and election of the Dragging Partners, to (i) appoint a purchaser representative (as defined in Rule 501 under the Securities Act) reasonably acceptable to such Partner or Option holder or (ii) accept cash in lieu of any securities such Partner would otherwise receive in an amount equal to the Fair Market Value of such securities.

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(f)           The Dragging Partners shall have the right in connection with any such transaction (or in connection with the investigation or consideration of any such potential transaction) to require the Partnership to cooperate fully with potential Third Party purchaser(s) in such prospective Sale of the Partnership by taking all customary and other actions reasonably requested by such Dragging Partners. The Partnership and each Partner or Option holder shall provide assistance with respect to these actions as reasonably requested by the Dragging Partners.

Section 9.9         Provisions Regarding Blockers. Notwithstanding anything contained herein to the contrary, (a) so long as any Sponsor Partner elects to hold (or whose owners hold), directly or indirectly, all or any portion of its Interests through one or more Persons treated as a domestic corporation for U.S. federal income tax purposes (each, a “Blocker”), each such Sponsor Partner shall have the right to participate in or effectuate any Transfer permitted under Article IX (a “Sale Transaction”) by Transferring all or a portion of such Sponsor Partner’s (or its owners’ or Affiliates’) interest in the Blocker (a “Blocker Sale”) in lieu of the Transfer of any Interests and (b) each Partner participating in any such Sale Transaction shall take all actions reasonably requested by such Sponsor Partner to facilitate such Blocker Sale. Each Partner shall be entitled to (i) the aggregate consideration (whether made in consideration for the Blocker or for any Interests) available for distribution to the sellers allocated among them in accordance with this Agreement as if the Partners sold the Interests or Units directly and (ii) the same price for all Interests or Units of the same type whether held directly or indirectly through a Blocker, in each case, (x) regardless of whether such Transfer is structured as a Blocker Sale and (y) with the Partners hereby agreeing that the aggregate consideration received by all Partners in connection with such transaction shall be allocated and distributed based upon the distribution provisions of Section 5.10(c) (assuming, for the purposes of this Section 9.9, a sale of 100% of the Partnership based on the valuation implied by such transaction).

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EXHIBIT 2.8

This Exhibit 2.8 sets forth Section 9.8 of the LP Agreement. Capitalized terms that are used in this Exhibit 2.8 shall have the definitions given to such terms in “Exhibit Definitions” which follows Exhibit 2.11. In the event that any such capitalized term is defined both in the Plan and in “Exhibit Definitions,” such capitalized term shall have the definition given to it in “Exhibit Definitions.”

Section 9.8         Provisions Regarding Initial Public Offerings.Upon the determination of the General Partner to effectuate an initial public offering by the Partnership, any Subsidiary or any holder of equity interests in the Partnership or any Subsidiary (or any successor of the Partnership or any equity holder or Subsidiary) by means of a primary offering covering the registration of equity securities of the Partnership or such equity holder or Subsidiary thereof (or such successor) pursuant to an effective registration statement under the Securities Act, or similar rules of a non-U.S. jurisdiction, the General Partner and each Partner or Option holder shall take such actions as are necessary to structure such initial public offering in a manner reasonably determined by the General Partner, including exchanging Interests for securities of IPO Co., causing the public offering of the equity interests in the Partnership or any of the Transfers, mergers, consolidations or restructurings pursuant to clause (b) below, and making any such amendments to this Agreement as may be deemed by the General Partner to be necessary to facilitate such initial public offering.

(h)          Notwithstanding anything to the contrary contained herein, in the event of a determination by the General Partner to cause (i) a Transfer of all or substantially all of the Partnership Property or the Interests to a newly organized stock corporation or other business entity or Subsidiary thereof (“IPO Co.”), (ii) a merger of the Partnership into IPO Co. by merger, consolidation or otherwise, or (iii) any other restructuring of the Interests, in any such case in anticipation of an initial public offering, as contemplated by Section 9.8(a), that is approved by the General Partner, the General Partner and each Partner and Option holder shall take such steps to effect such Transfer, merger, consolidation or other restructuring as may be requested, including, Transferring such Partner’s Interests or Option holder’s Options to IPO Co. in exchange for capital stock or Options of IPO Co. At the request of the General Partner, in structuring an initial public offering as contemplated by Section 9.8(a), the Partnership shall use commercially reasonable best efforts to effect a merger or other combination of the Partnership and one or more of the Sponsor Partners or Blockers through which the Sponsor Partners hold (directly or indirectly) their respective interests in the Partnership in a manner that is tax efficient for both the Partnership and the Sponsor Partners, including contributing or merging such Blockers into the IPO Co. in a tax-free reorganization, utilizing such Blocker as the IPO Co., or utilizing another structure so that such Sponsor Partner or its limited partners or investors is not subject to a level of corporate tax on the initial public offering or subsequent gains on the sale of shares of IPO Co.

(i)           Notwithstanding anything contained herein to the contrary, but subject to the foregoing clauses (a) and (b), the restrictions set forth in this Article IX shall terminate upon consummation of an initial public offering contemplated by Section 9.8(a), except as otherwise determined by the General Partner.

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EXHIBIT 2.11

This Exhibit 2.11 sets forth Section 14.1 of the LP Agreement. Capitalized terms that are used in this Exhibit 2.11 shall have the definitions given to such terms in “Exhibit Definitions” which follows this exhibit. In the event that any such capitalized term is defined both in the Plan and in the “Exhibit Definitions,” such capitalized term shall have the definition given to it in “Exhibit Definitions”.

Section 14.1       Confidential Information.

(j)           Except as otherwise necessary or advisable in the performance of his or her duties as an officer, manager, employee or consultant of the Partnership or any Affiliate thereof, each Partner agrees (and shall cause its Affiliates to) (each of the foregoing, in such capacity, the “Disclosing Person”) to:

(i)          hold in the strictest confidence and not (x) use in any manner detrimental to the business of the Partnership and its Affiliates or any Partner or its Affiliates, or (y) disclose, publish or divulge, directly or indirectly, to any Person, any Confidential Information regarding the Partnership or any of its Affiliates or any Partner (each a “Protected Person”);

(ii)         use such Confidential Information only in relation to the Partnership and its Affiliates and only for its and their valid business purposes; and

(iii)        take such other protective measures as may be or become reasonably necessary to preserve the confidentiality of such Confidential Information.

Notwithstanding the foregoing, each Partner shall be permitted to disclose Confidential Information of the Partnership or any of its Affiliates to any of such Person’s Representatives so long as such Representative has a “need to know” such Confidential Information for a valid business purpose and has been advised of the confidential and proprietary nature of such Confidential Information and has agreed to comply with the provisions of this Section 14.1 applicable to such Confidential Information; provided that, the party disclosing any such Confidential Information to its Representatives shall be liable for any breach of this Section 14.1 by any such Representative. For purposes of this Agreement, the term “Representatives” means, with respect to a Partner, such Partner’s officers, directors, employees, shareholders, partners, members, affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners, financing sources, bankers, advisors, other agents or representatives and, in the case of any Sponsor Partner, proposed transferees.

(k)          For the purpose of this Agreement, the term “Confidential Information” shall include, with respect to each Protected Person, all data, information, reports, interpretations, forecasts and records, financial or otherwise, including Partnership Property and information related to the financial performance and results of the business of the Partnership and its Subsidiaries that is not available to the general public and this Agreement, the terms hereof and all agreements and documents related hereto. The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by any Disclosing Person; (ii) was or becomes available to a Disclosing Person on a non-confidential basis from a source other than the Protected Person; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Protected Person with respect to such information; (iii) is developed independently by the Disclosing Party without the use of any Confidential Information (other than in such Person’s capacity as an officer, manager, employee or consultant of the Partnership or its Affiliates); (iv) is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by any Law, rule or regulation, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, after notice of such requirement has been given to the Protected Person, and the Protected Person has had a reasonable opportunity to oppose such disclosure; or (v) is disclosed with the written approval of (A) the General Partner with respect to Confidential Information related to the Partnership or its Affiliates, including this Agreement, the terms hereof and all agreements and documents related hereto or (B) the Protected Person if other than the Partnership or its Affiliates.

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(l)           Return of Confidential Information. Upon the Partnership’s request at any time following an Employee Partner’s termination of employment or any other time as requested by the Partnership, such Employee Partner shall deliver to the Partnership (or, if requested by the Partnership, destroy and certify in writing as to such destruction), and not retain for such Person’s or any other Person’s use, any and all records, electronic data, files, memoranda, documents and materials of any type, and all copies, excerpts and notes thereof containing any Confidential Information or other information or material of or concerning any customers, prospective customers, brokers, consultants, funding sources, services, projects, programs or business of the Partnership or any Affiliate thereof, about which such Employee Partner obtains knowledge during the course of his or her employment by or relationship with the Partnership or any Affiliate thereof.

(m)         Notwithstanding anything contained in this Section 14.1 to the contrary, with respect to any Employee Partner who is party to a written employment agreement with the Partnership or any Subsidiary that includes provisions regarding confidentiality that conflict with this Section 14.1 and that has been approved by the General Partner, the confidentiality provisions contained in such employment agreement that so conflict with this Section 14.1 shall supersede this Section 14.1.

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Exhibit Definitions

“Act” means the Delaware Revised Uniform Limited Partnership Act (Del. Code Ann. tit. 6, § 17-101 et seq.), as adopted by the State of Delaware and as amended from time to time.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing. Any investment fund of a Sponsor Partner or its Affiliates shall be deemed to be an Affiliate of such Sponsor Partner. Notwithstanding the foregoing, for purposes of this Agreement, none of the Partners (other than the General Partner) or their Affiliates, solely by virtue of being Partners of the Partnership, shall be considered Affiliates of any other Partners or such other Partners’ Affiliates or Affiliates of the Partnership or any of its Subsidiaries.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of the Partnership, including the schedules and exhibits attached hereto, as the same may be amended, supplemented, modified and/or restated from time to time in accordance with the terms hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding Law.

“Common Units” means the common units of the Partnership designated as “Common Units” representing an Interest in the Partnership having the rights, preferences and privileges applicable to holders of Common Units hereunder.

“Exercise Price” means the “Option Exercise Price” as such term is defined in the Option Plan.

“Fair Market Value” means, with respect to any asset as of any given date of determination, the fair market value thereof as determined in good faith by the General Partner, based upon usual and customary valuation analyses that are consistent with the methodologies generally used by the Sponsor Partners.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31, or such other period as may be required by the Code or the Regulations.

“Fully Diluted” means with respect to the Common Units, as of a particular time, the total number of outstanding Common Units as of such time, as determined by treating all outstanding options, warrants and other rights for the purchase or other acquisition of Common Units (including Options) (but only to the extent they are then vested, convertible, exercisable or exchangeable and “in-the-money”) as having been converted, exercised or exchanged in full with payment of any exercise price or its equivalent in cash in full.

“General Partner” means Home Point Capital GP LLC, a Delaware limited liability company, as the sole general partner of the Partnership,

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“General Partner Interest” means the Interests owned by the General Partner.

“Initial Sponsor Partners” means, collectively, Trident VI, L.P., a Cayman Islands exempted limited partnership, Trident VI Parallel Fund, L.P., a Cayman Islands exempted limited partnership, Trident VI DE Parallel Fund, L.P, a Delaware limited partnership, and Trident VI Professionals Fund, L.P., a Cayman Islands exempted limited partnership, and any of their Affiliates to whom all or a portion of any of their Interests are Transferred, at any time and in each case in compliance with the terms of this Agreement.

“Interest” of any Partner at any time means the entire general partner or limited partner interest, as applicable, of such Partner in the Partnership at such time, represented as either a General Partner Interest or ownership of any Units, respectively, which represents, to the extent applicable, such Partner’s rights in and to Net Income and Net Losses, distributions of Partnership assets and such other rights to which a Partner is entitled under this Agreement and the provisions of the Act that are not inconsistent with this Agreement.

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality or other political subdivision thereof.

“Net Income and Net Loss”, and the constituent terms “Net Income” and “Net Loss”, as applicable, means the net taxable income or net taxable loss of the Partnership, respectively, as determined for federal income tax purposes, for each Fiscal Year of the Partnership, including each item of Partnership income, gain, loss or deduction, taking into account the following adjustments, and any other adjustments necessary in order to comply with Section 1.704-1(b)(2)(iv) of the Regulations: (a) any income that is exempt from federal income tax and not otherwise taken into account shall be added to such taxable income or loss; (b) any expenditure that is not deductible in computing federal taxable income and not properly chargeable to capital accounts and not otherwise taken into account shall be subtracted from such taxable income or loss; (c) any adjustments to the “book values” of Partnership Property pursuant to Section 1.704-1(b)(2)(iv) shall be treated as an item of gain or loss; and (d) other than for federal income tax purposes, depreciation with respect to, and gain or loss from the disposition of, Partnership Property shall be computed by reference to the adjusted “book values” of the Partnership Property, rather than their adjusted tax bases.

“Option” means an option to purchase Common Units pursuant to the Option Plan, subject to the terms and conditions of the Option Plan and any applicable award agreement. A holder of an Option shall not be deemed a Member or an Employee Holder solely by reason thereof, it being acknowledged that such Option must be exercised and the holder must comply with the applicable provisions of the Option Plan, any applicable award agreement and this Agreement prior to such holder becoming a Member or an Employee Holder.

“Partnership” means Home Point Capital LP, a Delaware limited partnership.

“Partnership Property” or “Partnership Properties” means all interests in property, whether real or personal, tangible or intangible, and rights of any type owned therein or held by the Partnership or any Subsidiary.

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

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“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Sale of the Partnership” means the first to occur of any of the following: (a) the merger, reorganization, combination or consolidation of the Partnership into or with, or any other acquisition of the Partnership by, a Third Party, in any case which involves the direct or indirect Transfer by the Partners, collectively, of at least fifty percent (50%) of the Interests on a Fully Diluted basis or (b) the sale, transfer or lease, whether in a single transaction or pursuant to a series of related transactions, of Partnership Property or businesses constituting all or substantially all of the Partnership Property or businesses of the Partnership and its Subsidiaries, taken as a whole.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsor Partners” means, collectively, the Initial Sponsor Partners and any other Person to whom all or a portion of any of the foregoing Persons’ respective Interests are Transferred, at any time and in each case in compliance with the terms of this Agreement.

“Subsidiary” means (a) any corporation, partnership, limited liability company or other entity a majority of the capital stock or other equity interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Partnership or any direct or indirect Subsidiary of the Partnership, (b) a partnership in which the Partnership or any direct or indirect Subsidiary is a general partner or (c) a limited liability company in which the Partnership or any direct or indirect Subsidiary is a managing member or manager.

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment or any other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest or any lien or encumbrance) and, when used as a verb, voluntarily (whether in fulfillment of contractual obligation or otherwise) to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach or otherwise transfer (including by creating any derivative or synthetic interest, any lien or encumbrance) or any other similar participation or interest, in any case, whether by operation of Law or otherwise.

“Unit” means a Common Unit, or a Unit of any other type, class or series of Interests authorized by the General Partner pursuant to the terms of this Agreement.

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